Exhibit 99.1

FOR IMMEDIATE RELEASE: August 5, 2005	PR05-16
CANYON RESOURCES REPORTS SECOND QUARTER FINANCIAL RESULTS
GOLDEN, CO — Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, today announced a second quarter 2005 net loss of $11.0 million, or $0.32 per share, on revenues of $1.1 million, compared to a net loss of $2.4 million, or $0.09 per share, on revenues of $5.8 million for the second quarter of 2004. For the six months ended June 30, 2005, the Company recorded a net loss of $13.3 million, or $0.41 per share, on revenues of $2.1 million, compared to a net loss of $6.3 million, or $0.23 per share, on revenues of $7.6 million for the six months ended June 30, 2004. Results for the current periods include an impairment charge of $9.2 million for the Company’s McDonald property as a result of the June 8, 2005 Montana Supreme Court decision which is more fully described below. The Company’s net loss before the impairment charge was $1.7 million, or $0.05 per share during the second quarter 2005 and $4.0 million, or $0.12 per share for the six months ended June 30, 2005. The Company had cash and cash equivalents of $5.1 million at June 30, 2005.
     On June 8, 2005, the Montana Supreme Court i) upheld the anti-cyanide initiative, I-137, ii) affirmed the conclusion of the Montana Department of Natural Resources and Conservation hearing examiner with respect to termination of the Company’s mineral leases with the State of Montana, and iii) denied the Company’s takings compensation claim. “We have impaired the carrying value of the McDonald property in accordance with generally accepted accounting principles. This is a book impairment that in no way affects Canyon’s ability to pursue remedy for the taking of this property in the federal court system. Motions for hearing are currently before the court, as discussed in our news release of July 19, 2005”, states James Hesketh, President and CEO.
     Gold production from the Briggs Mine during the second quarter of 2005 was 2,334 ounces, and sales were 2,607 ounces of gold and 1,608 ounces of silver at an average price of $436 per equivalent gold ounce. For the comparable period of 2004, gold production was 14,551 ounces and sales were 14,805 ounces of gold at an average realized price of $394 per equivalent gold ounce. For the six months ended June 30, 2005, gold production was 4,968 ounces and sales were 4,972 ounces of gold and 1,608 ounces of silver at an average realized price of $430 per equivalent gold ounce. For the comparable period of 2004, gold production was 20,233 ounces and sales were 19,345 ounces of gold and 2,200 ounces of silver at an average realized price of $391 per equivalent ounce.
     The Company will be holding a conference call to discuss second quarter results and the status of other corporate activities for all interested parties at 11:00 a.m., EST, Thursday, August 11, 2005. Persons desiring to attend and listen in to the conference call can do so by logging on to www.actioncast.acttel.com, event ID 30003.
(See Table on Reverse Side)
     Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to speculative nature of mineral exploration, precious metal prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to control or predict.

FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President & CEO (303) 278-8464	or	Gary Huber, VP Finance and Corporate Development (303) 278-8464

5

Canyon Resources Corporation and Subsidiaries
Summarized Financial and Production Information
(Unaudited)
BALANCE SHEETS

	June 30, 2005	Dec. 31, 2004
Assets
Current assets	$6,525,100	$7,741,900
Noncurrent assets	7,487,100	17,873,100

Total assets	$14,012,200	$25,615,000

Liabilities and Stockholders’ Equity
Current liabilities	$3,086,800	$5,279,800
Notes payable – long term	825,000	—
Other noncurrent liabilities	3,057,300	4,231,200
Stockholders’ equity	7,043,100	16,104,000

Total liabilities and stockholders’ equity	$14,012,200	$25,615,000

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
STATEMENTS OF OPERATIONS
Revenue	$1,137,200	$5,826,400	$2,139,400	$7,563,900
Cost of sales	837,800	4,087,800	1,968,000	6,442,900
Depreciation, depletion and amortization	704,700	2,425,700	1,614,600	3,528,300
Selling, general and administrative	625,000	468,100	1,233,500	2,466,400
Exploration and development costs	718,600	80,100	889,900	294,500
Impairment of mineral claims and leases	9,242,100	—	9,242,100	—
Accretion expense	33,500	43,300	67,000	86,600
Asset retirement obligation	—	935,200	—	935,200
Debenture conversion expense	—	—	448,200	—
Loss on asset disposals	(2,700)	(800)	(2,700)	(800)
Other income (expense), net	50,100	(188,100)	41,600	(88,400)

Net loss	$(10,977,100)	$(2,402,700)	$(13,285,000)	$(6,279,200)

Net loss per share	$(0.32)	$(0.09)	$(0.41)	$(0.23)

Weighted average shares outstanding	34,510,500	27,985,900	32,401,100	27,181,900

CASH FLOW
Cash and cash equivalents, beginning of period	$6,234,600	$9,326,300	$4,638,300	$4,139,800
Net cash provided by (used in) operating activities	(1,123,100)	421,200	(1,684,900)	(1,953,900)
Net cash used in investing activities	(21,500)	(800)	(36,300)	(382,000)
Issuance of common stock and warrants	—	393,300	3,100,900	8,341,000
Payments on debt and other obligations	(4,000)	(1,041,400)	(932,000)	(1,046,300)

Cash and cash equivalents, end of period	$5,086,000	$9,098,600	$5,086,000	$9,098,600

PRODUCTION AND SALES DATA
Gold production (oz)	2,334	14,551	4,968	20,233
Gold sales (oz)	2,607	14,805	4,972	19,345
Per ounce amounts:
- Average realized price	$436	$394	$430	$391
- Average market price (COMEX)	$428	$393	$428	$401